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                                                                    EXHIBIT 99.5

                       RICHTON INTERNATIONAL CORPORATION


 THE RIGHT TO ELECT THE FORM OF CONSIDERATION WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON THE BUSINESS DAY NEXT PRECEDING THE EFFECTIVE TIME OF THE MERGER, WHICH IS SCHEDULED FOR TUESDAY, SEPTEMBER 25, 2001, THEREBY MAKING THE DEADLINE FOR RECEIPT OF YOUR ELECTION FORM/LETTER OF TRANSMITTAL
 5:00 P.M., EASTERN TIME, ON MONDAY, SEPTEMBER 24, 2001.


To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

   Richton International Corporation, Deere & Company and Green Mergersub, Inc., a wholly owned subsidiary of Deere, entered into an Agreement and Plan of Merger dated as of May 29, 2001. Pursuant to the merger agreement, Richton will merge with and into Green Mergersub, with Green Mergersub continuing as the surviving corporation. Following the merger, Green Mergersub will be a wholly-owned subsidiary of Deere.

   Stockholders of Richton may make the election described below at any time before the election deadline, which is 5:00 p.m., Eastern Time, on the business day next preceding the effective time of the merger. Richton stockholders are urged to send their election forms, accompanied by their stock certificates, so that they are received by the exchange agent no later than 5:00 p.m., Eastern Time, on Monday, September 24, 2001, in order to ensure that their election forms are received by the deadline referred to above. Deere and Richton may extend the effective time of the merger to a later date, in which case the election deadline would be extended to the business day next preceding the actual date of the effective time of the merger.

   Stockholders of Richton have the right to elect to receive, in exchange for their shares of Richton common stock, cash, shares of Deere common stock or a combination of both. Under the terms of the merger agreement, stockholders of Richton have the following options:

1. The "cash election," which consists of the right to receive in cash from Deere an amount equal to $36.1299 for each share of Richton common stock, subject to the possible proration as described below.

   If the total number of shares of Richton common stock with respect to which a cash election is made is greater than 49% of the total number of shares of Richton common stock outstanding immediately prior to the effective time of the merger, then the amount of cash a stockholder making the cash election will receive will be reduced on a pro rata basis with the other stockholders making a cash election so that the total cash paid to all such stockholders would equal no more than the cash that would have been paid if cash elections had been made only with respect to a number of shares equal to 49% of the shares of Richton common stock outstanding immediately prior to the effective time. In lieu of cash, each of the stockholders making the cash election will receive a number of shares of Deere common stock equal to the value, based on the final average trading price, of the cash that was reduced. In addition, if either of the tax opinions required pursuant to the merger agreement cannot be rendered by counsel to Deere and Richton, the amount of cash that Deere is required to pay in the merger will be reduced to the minimum extent necessary to enable the relevant tax opinion to be rendered.

2. The "stock election," which consists of the right to receive from Deere, that fraction of a share of Deere common stock equal to the exchange ratio. The exchange ratio is equal to the result obtained by dividing the $36.1299 by the average closing sales price of Deere common stock, as reported on the New York Stock Exchange for the period of the ten consecutive trading days ending on the second full trading day prior to the effective time. However, if such average closing sales price of Deere common stock is equal to or more than $42.9375, then the exchange ratio will be fixed at 0.8415.

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3. You may also elect to receive the cash election for some of your shares of
   Richton common stock and the stock election for your remaining shares of Richton common stock. However, you may not elect to receive different forms of consideration for a single share of Richton common stock.

   If none of these options are chosen, your shares will be treated as "non-electing" shares and you will receive either Deere common stock, cash or a combination of Deere common stock and cash for each of your shares of Richton common stock, depending on the number of stockholders that elect to receive cash.

   Deere and Richton will determine the final exchange ratio on the second trading day prior to the effective time of the merger.

   Deere and Richton cannot guarantee that all Richton stockholders who elect only cash will receive all cash for their shares. The number of shares of Richton common stock that can be converted into the right to receive cash is limited. The merger agreement provides that no more than 49% of the outstanding shares of Richton common stock may be exchanged for cash. Therefore, if cash elections for more than 49% of the outstanding shares of Richton common stock are made, each share for which a cash election has been made will be converted, on a pro rata basis, into the right to receive a combination of cash and Deere common stock to the extent necessary to ensure that no more than 49% of the total merger consideration is paid in cash.

   For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

 . An Election Form/Letter of Transmittal and accompanying Instruction Booklet for your use (manually signed facsimile copies of the Election Form/Letter of Transmittal may be used by you to surrender shares).

 . A Notice of Guaranteed Delivery to be used to make an election if the procedures for delivering the necessary certificates representing Richton shares to The Bank of New York, the exchange agent, cannot be completed on a timely basis.

 .  Guidelines of the Internal Revenue Service for the Certification of Taxpayer
   Identification Number on Substitute Form W-9.

 . A proposed client letter which you may wish to use to obtain instructions from your clients.

 .  The proxy statement/prospectus dated August 17, 2001.


    Your prompt action is required. Please contact your clients as soon as possible. Please note that the right to elect the form of consideration will expire at 5:00 p.m., Eastern Time, on the business day next preceding the effective time of the merger, which is scheduled for Tuesday, September 25, 2001, thereby making the deadline for receipt of your election form/letter of transmittal 5:00 p.m., Eastern Time, on Monday, September 24, 2001.

   For an election to be valid, a duly executed and properly completed Election Form/Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other documents must be sent to The Bank of New York, the exchange agent, together with either certificate(s) representing surrendered shares of Richton common stock or timely confirmation of their book-entry transfer, in accordance with the instructions contained in the Election Form/Letter of Transmittal and the accompanying Instruction Booklet.

   Stockholders whose certificate(s) are not immediately available or who cannot deliver such certificate(s) and all other documents to The Bank of New York, or have not completed the procedures for book-entry transfer, prior to the election deadline must surrender their shares of Richton common stock according to the procedure for guaranteed delivery set forth in the enclosed Notice of Guaranteed Delivery.

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   No fees or commissions will be payable by Deere or any officer, director, stockholder, agent or other representative of Deere to any broker, dealer or other person for soliciting the surrender of shares of Richton common stock (other than fees paid to the exchange agent for its services in connection with the election and exchange process). Deere will, however,upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients, whose shares of Richton common stock are held by you as a nominee or in a fiduciary capacity.

   Any inquiries you may have with respect to the election should be addressed to The Bank of New York, Tender & Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248; Phone Toll-free 1-800-507-9357. Additional copies of the enclosed materials may be obtained from The Bank of New York at the same address and telephone number.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF RICHTON INTERNATIONAL CORPORATION, DEERE & COMPANY, THE BANK OF NEW YORK OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE ELECTION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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